Filed Pursuant to Rule 433

Registration No. 333-277211

February 10, 2025

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Stock-Linked Underlying Supplement dated February 21, 2024)

Linked to the Least Performing of the Equity Securities of Alphabet Inc., Amazon.com, Inc. and NVIDIA Corporation

►	Autocallable at the principal amount plus the Call Premium of at least 32.50% (to be determined on the Trade Date) if the Official Closing Price of the Least Performing Underlying on February 20, 2026 is at or above its Call Threshold.

►	If the Notes are not automatically called, at maturity:

•	3.00x exposure to any positive return of the Least Performing Underlying

•	1.00x positive exposure to the Absolute Reference Return of the Least Performing Underlying if its Reference Return is negative but not less than -30.00%

•	Protection from the first 30.00% of any losses if the Reference Return of the Least Performing Underlying is less than -30.00%, with 1.00x exposure to each 1% decline beyond 30.00%, and in such a case, you will some or a significant portion (up to 70.00%) of your principal amount

►	Due February 22, 2028, if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Dual Directional Buffered Notes with Autocall Feature (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $924.00 and $974.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per Note
Reference Asset	The Class A common stock of Alphabet Inc. (Ticker: GOOGL), the common stock of Amazon.com, Inc. (Ticker: AMZN) and the common stock of NVIDIA Corporation (Ticker: NVDA) (each a “Company”) (each an “Underlying” and together the “Underlyings”)
Autocall Feature	The Notes will be automatically called if the Official Closing Price of each Reference Asset on the Call Observation Date is at or above its Call Threshold. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium.
Call Threshold	For each Underlying, 100.00% of its Initial Value
Call Premium	At least 32.50% (to be determined on the Trade Date) of the Principal Amount
Upside Participation Rate:	300.00% (3.00x)
Absolute Return Participation Rate	100.00% (1.00x)
Buffer Percentage	-30.00%
Reference Return	With respect to each Underlying, Final Value – Initial Value Initial Value
Absolute Reference Return:	With respect to each Underlying, the absolute value of its Reference Return. The Absolute Reference Return will always be a positive value. For example, if the Reference Return is -5.00%, the Absolute Reference Return will be +5.00%.
Least Performing Underlying	The Underlying with the lowest Reference Return
Payment at Maturity per Note

For each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■     If the Reference Return of the Least Performing Underlying is greater than or equal to zero:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate)

■    If the Reference Return of the Least Performing Underlying is less than zero but greater than or equal to the Buffer Percentage:

$1,000 + ($1,000 × Absolute Reference Return of the Least Performing Underlying × Absolute Return Participation Rate)

■   If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 30.00%)].

For example, if the Reference Return of the Least Performing Underlying is -40.00%, you will suffer a 10.00% loss and receive 90.00% of the Principal Amount, subject to the credit risk of HSBC USA Inc. Under these circumstances, you will lose some or a significant portion (up to 70.00%) of your investment.

Initial Value	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Final Value	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Pricing Date	February 14, 2025
Trade Date	February 14, 2025
Original Issue Date	February 20, 2025
Final Valuation Date(2)	February 16, 2028
Maturity Date(2)	February 22, 2028
CUSIP/ISIN	40447C2T6 / US40447C2T64

The Notes

These Dual Directional Buffered Notes with Autocall Feature may be suitable for investors who believe that the Underlyings will not decrease on the Call Observation Date or that the Underlyings will not decrease by more than 30% over the term of the Notes. If the Notes are not called, so long as the Reference Return of the Least Performing Underlying is greater than -30.00%, the Notes will outperform the Reference Return of Least Performing Underlying.

If the Official Closing Price of each Underlying on the Call Observation Date is at or above its Call Threshold, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the Call Premium on the corresponding Call Payment Date.

If the Notes are not automatically called, at maturity:

(1)   If the Least Performing Underlying appreciates over the term of the Notes, you will realize a return equal to 300.00% (3.00x) of the appreciation of the Lest Performing Underlying.

(2)   If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Buffer Percentage of -30.00%, you will receive a positive return equal to the Absolute Reference Return times the Absolute Return Participation Rate of the Least Performing Underlying.

(3)   If the Least Performing Underlying decline beyond the Buffer Percentage, you will receive protection from the first 30.00% of any losses, with 1.00x exposure to each 1% decline that the Reference Return of the Least Performing Underlying is less than the Buffer Percentage. Under these circumstances you will lose some or a significant portion (up to 70.00%) of the Principal Amount at maturity.

(1)As more fully described on page FWP-4.

(2)Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the Notes assuming the Notes are not called, and reflecting the Upside Participation Rate of 300.00% (3.00x), the Absolute Reference Return Participation Rate of 100.00% (1.00x), and the Buffer Percentage of -30.00%. The left hand column shows the Reference Return of the Least Performing Underlying.

Information about the Reference Asset

Alphabet Inc. operates as a holding company. The Company, through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products. The shares of the Class A common stock of the Company trade and are listed on the Nasdaq under the symbol "GOOGL."

Amazon.com, Inc. is an online retailer that offers a wide range of products. The Company products include books, music, computers, electronics, and numerous other products. Amazon offers personalized shopping services, Web-based credit card payment, and direct shipping to customers. Amazon also operates a cloud platform offering services globally. The shares of common stock of the Company trade and are listed on the Nasdaq under the symbol “AMZN.”

NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The Company offers products that provides interactive 3D graphics to the mainstream personal computer market. The shares of common stock of the Company trade and are listed on the Nasdaq under the symbol "NVDA."

The graphs above illustrate the daily performance of each Underlying from February 5, 2015 through February 5, 2025. The closing values in the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on each Underlying, please see “Description of the Reference Asset” beginning on page FWP-15 of this document. We have derived all disclosure regarding each Underlying from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Underlying.

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HSBC USA Inc.

Dual Directional Buffered Notes with Autocall Feature

Linked to the Least Performing of the of the Equity Securities of Alphabet Inc., Amazon.com, Inc. and NVIDIA Corporation

This document relates to a single offering of Dual Directional Buffered Notes with Autocall Feature. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Stock-Linked Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Class A common stock of Alphabet Inc. (Ticker: GOOGL), the common stock of Amazon.com, Inc. (Ticker: AMZN) and the common stock of NVIDIA Corporation (Ticker: NVDA) (each a “Company”) (each an “Underlying” and together the “Underlyings”)
Trade Date:	February 14, 2025
Pricing Date:	February 14, 2025
Original Issue Date:	February 20, 2025
Final Valuation Date:	February 16, 2028, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be February 22, 2028. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Autocall Feature:	If the Official Closing Price of each Reference Asset on the Call Observation Date is at or above its Call Threshold, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium on the corresponding Call Payment Date.

Call Observation Date, Call Payment Date, Call Premium and Call Thresholds:	Call Observation Date	Call Payment Date	Call Premium (as Percentage of the Principal Amount)*	Call Threshold for each Underlying (as Percentage of Its Initial Value)
	February 20, 2026	February 25, 2026	At least 32.50%	100.00%

* To be determined on the Trade Date The Call Observation Date and the Call Payment Date are subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Upside Participation Rate:	300.00% (3.00x)
Absolute Return Participation Rate:	100.00% (1.00x)
Buffer Percentage:	With respect to each Underlying, -30.00%
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Least Performing Underlying	The Underlying with the lowest Reference Return
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows:
Final Value – Initial Value Initial Value

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Final Settlement Value:

For each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■     If the Reference Return of the Least Performing Underlying is greater than or equal to zero:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate).

■     If the Reference Return of the Least Performing Underlying is less than zero but greater than or equal to the Buffer Percentage:

$1,000 + ($1,000 × Absolute Reference Return of the Least Performing Underlying × Absolute Return Participation Rate)

■     If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 30.00%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage. For example, if the Reference Return of the Least Performing Underlying is -40.00%, you will suffer a 10.00% loss and receive 90.00% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 70.00%) of your investment.

Absolute Reference Return:	With respect to each Underlying, the absolute value of its Reference Return. The Absolute Reference Return will always be a positive value. For example, if the Reference Return is -5.00%, the Absolute Reference Return will be +5.00%.
Initial Value:	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
CUSIP/ISIN:	40447C2T6 / US40447C2T64
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Stock-Linked Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

🞂	The Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025892/tm244959d5_424b2.htm

🞂	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

🞂	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT AT MATURITY

Autocall Feature

If the Official Closing Price of each Reference Asset on the Call Observation Date is at or above its Call Threshold, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium (at least 32.50% of the Principal Amount, to be determined on the Trade Date) on the corresponding Call Payment Date. For information regarding the record dates applicable to the Call Premiums payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement.

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of the Least Performing Underlying is greater than or equal to zero:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate).

If the Reference Return of the Least Performing Underlying is less than zero but greater than or equal to the Buffer Percentage:

$1,000 + ($1,000 × Absolute Reference Return of the Least Performing Underlying × Absolute Return Participation Rate)

If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 30.00%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage. For example, if the Reference Return of the Least Performing Underlying is -40.00%, you will suffer a 10.00% loss and receive 90.00% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 70.00%) of your investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

►	You seek (i) a Call Premium based on the performance of the Underlyings, that will be payable if the Official Closing Price of each Underlying on the Call Observation Date is greater than or equal to its Call Threshold; and /or (ii) an investment with an enhanced return linked to the potential positive performance of the Least Performing Underlying and you believe the Reference Return of the Least Performing Underlying will not decline below the Buffer Percentage of -30.00%.

►	You are willing to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage of -30.00%.

►	You understand and accept that your investment may not provide full return of principal.

►	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

►	You are willing to forgo dividends or other distributions paid to holders of the stocks included in any Underlying.

►	You do not seek current income from your investment.

►	You do not seek an investment for which there is an active secondary market.

►	You are willing to hold the Notes to maturity or automatic call.

►	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

►	You believe that (i) the Official Closing Price of each Underlying on the Call Observation Date will be less than its Call Threshold; and (ii) the Reference Return of the Least Performing Underlying will be less than the Buffer Percentage or that the Reference Return or the Absolute Reference Return of the Least Performing Underlying will not be sufficiently positive to provide you with your desired return.

►	You are unwilling to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis for each percentage point that its Reference Return of the Least Performing Underlying is below the Buffer Percentage of -30.00%.

►	You seek an investment that provides full return of principal.

►	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

►	You prefer to receive the dividends or other distributions paid to holders of the stocks included in any Underlying.

►	You seek current income from your investment.

►	You seek an investment for which there will be an active secondary market.

►	You are unable or unwilling to hold the Notes to maturity or automatic call.

►	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and on page S-1 of the accompanying Stock-Linked Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying, prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

►	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

►	“— General Risks Related to Indices” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

Your investment in the Notes may result in a loss.

If the Notes are not called, you will be exposed to the decline in the Final Value of the Least Performing Underlying from its Initial Value beyond the Buffer Percentage of -30.00%. Accordingly, if the Notes are not called and the Reference Return of the Least Performing Underlying is less than the Buffer Percentage of -30.00%, your Payment at Maturity will be less than the Principal Amount of your Notes. You will lose some or a significant portion (up to 70.00%) of your investment at maturity if the Reference Return of the Least Performing Underlying is less than the Buffer Percentage.

The Notes are subject to reinvestment risk.

Because the Notes could be called as early as the Call Observation Date, the term of the notes could be short. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to maturity.

The amount payable on the Notes is not linked to the value of the Least Performing Underlying at any time other than on the Call Observation Date and the Final Valuation Date.

The payment on the Notes will be based on the Official Closing Price of the Least Performing Underlying on the Call Observation Date and the Final Valuation Date, each subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Least Performing Underlying appreciates during the term of the Notes other than on the Call Observation Date and the Final Valuation Date but then decreases on such date to a value that is less than its Initial Value on the Call Observation Date or less than its Initial Value by more than 30% on the Final Valuation Date, the Notes will not be called and the Payment at Maturity may be less, and may be significantly less, than it would have been had the payment on the Notes been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual value of the Least Performing Underlying on the Maturity Date or at other times during the term of the Notes may be higher than its Official Closing Price on the Call Observation Date and the Final Valuation Date, whether the Notes will be called and the Payment at Maturity will be based solely on the Official Closing Price of the Least Performing Underlying on the Call Observation Date and the Final Valuation Date respectively.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each Underlying. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the

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depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that the Reference Return of one of the Underlyings will be below the Buffer Percentage on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will suffer a significant loss on your investment.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity or automatic call. Any sale of the Notes prior to maturity or automatic call could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the

FWP-10

Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the Underlyings.

As a holder of the Notes, you will not have any ownership interest in the Underlyings, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the Underlyings.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Final Value of an Underlying. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Value used in the table and examples below is not expected to be the actual Initial Value of any Underlying. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are not automatically called and are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

🞂	Principal Amount:	$1,000
🞂	Hypothetical Initial Value for each Underlying:	$100.00
🞂	Upside Participation Rate:	300.00% (3.00x)
🞂	Absolute Return Participation Rate	100.00% (1.00x)
🞂	Buffer Percentage:	-30.00%

The hypothetical Initial Value of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date.

Hypothetical Final Value of the Least Performing Underlying	Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
$200.00	100.00%	$4,000.00	300.00%
$180.00	80.00%	$3,400.00	240.00%
$160.00	60.00%	$2,800.00	180.00%
$140.00	40.00%	$2,200.00	120.00%
$130.00	30.00%	$1,900.00	90.00%
$115.00	15.00%	$1,450.00	45.00%
$110.00	10.00%	$1,300.00	30.00%
$105.00	5.00%	$1,150.00	15.00%
$102.00	2.00%	$1,060.00	6.00%
$101.00	1.00%	$1,030.00	3.00%
$100.00	0.00%	$1,000.00	0.00%
$99.00	-1.00%	$1,010.00	1.00%
$98.00	-2.00%	$1,020.00	2.00%
$90.00	-10.00%	$1,100.00	10.00%
$80.00	-20.00%	$1,200.00	20.00%
$70.00	-30.00%	$1,300.00	30.00%
$60.00	-40.00%	$900.00	-10.00%
$50.00	-50.00%	$800.00	-20.00%
$40.00	-60.00%	$700.00	-30.00%
$15.00	-85.00%	$450.00	-55.00%
$0.00	-100.00%	$300.00	-70.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes assuming the Notes are not automatically called and are held to maturity.

Example 1: The value of the Least Performing Underlying increases from its Initial Value of $100.00 to a Final Value of $105.00.

Underlying	Initial Value	Official Closing Price
GOOGL	$100.00	$180.00 (180.00% of Initial Value)
AMZN	$100.00	$105.00 (105.00% of Initial Value)
NVDA	$100.00	$190.00 (190.00% of Initial Value)

AMZN is the Least Performing Underlying.

Reference Return:	5.00%
Final Settlement Value:	$1,150.00

Because the Reference Return of the Least Performing Underlying is positive, the Final Settlement Value would be $1,150.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% × 300%)

= $1,150.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return of the Least Performing Underlying multiplied by the Upside Participation Rate.

Example 2: The value of the Least Performing Underlying decreases from its Initial Value of $100.00 to a Final Value of $95.00.

Underlying	Initial Value	Final Value
GOOGL	$100.00	$115.00 (115.00% of Initial Value)
AMZN	$100.00	$95.00 (95.00% of Initial Value)
NVDA	$100.00	$150.00 (150.00% of Initial Value)

AMZN is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-5.00%
Final Settlement Value:	$1,050.00

Because the Reference Return of the Least Performing Underlying is less than zero but greater than the Buffer Percentage of -30.00%, the Final Settlement Value would be $1,050.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Absolute Reference Return of the Least Performing Underlying × Absolute Return Participation Rate)

= $1,000 + ($1,000 × 5.00% ×100.00%)

= $1,050.00

Example 2 shows that as long as the Reference Return of the Least Performing Underlying is greater than the Buffer Percentage, you will receive a positive return on your Notes even though the Reference Return of the Least Performing Underlying is negative.

Example 3: The value of the Least Performing Underlying decreases from its Initial Value of $100.00 to a Final Value of $50.00.

Underlying	Initial Value	Final Value
GOOGL	$100.00	$110.00 (110.00% of Initial Value)
AMZN	$100.00	$50.00 (50.00% of Initial Value)
NVDA	$100.00	$150.00 (150.00% of Initial Value)

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AMZN is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-50.00%
Final Settlement Value:	$800.00

Because the Reference Return of the Least Performing Underlying is less than the Buffer Percentage of -30.00%, the Final Settlement Value would be $800.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 30.00%)]

= $1,000 + [$1,000 × (-50.00% + 30.00%)]

= $800.00

Example 3 shows that you are exposed on a 1-to-1 basis to declines in the value of the Least Performing Underlying if its Reference Return is beyond the Buffer Percentage of -30.00%. You will lose some or a significant portion (up to 70.00%) of your investment.

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DESCRIPTION OF THE REFERENCE ASSET

Description of GOOGL

Alphabet Inc. operates as a holding company. The Company, through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products. The shares of the Class A common stock of the Company trade and are listed on the Nasdaq under the symbol "GOOGL."

Information filed by the Company with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") can be located on the SEC website (https://www.sec.gov).

Historical Performance of GOOGL

The following graph sets forth the historical performance of GOOGL based on the daily historical closing values from February 5, 2015 through February 5, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of GOOGL should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of GOOGL on the Call Observation Date or the Final Valuation Date.

Description of AMZN

Amazon.com, Inc. is an online retailer that offers a wide range of products. The Company products include books, music, computers, electronics, and numerous other products. Amazon offers personalized shopping services, Web-based credit card payment, and direct shipping to customers. The shares of common stock of the Company trade and are listed on the Nasdaq under the symbol “AMZN.”

Information filed by the Company with the SEC under the Exchange Act can be located on the SEC website (https://www.sec.gov).

Historical Performance of AMZN

The following graph sets forth the historical performance of AMZN based on the daily historical closing values from February 5, 2015 through February 5, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of AMZN should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of AMZN on the Call Observation Date or the Final Valuation Date.

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Description of NVDA

NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The Company offers products that provides interactive 3D graphics to the mainstream personal computer market. The shares of common stock of the Company trade and are listed on the NASDAQ under the symbol "NVDA."

Information filed by the Company with the SEC under the Exchange Act can be located on the SEC website (https://www.sec.gov).

Historical Performance of NVDA

The following graph sets forth the historical performance of NVDA based on the daily historical closing values from February 5, 2015 through February 5, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of NVDA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of NVDA on the Call Observation Date or the Final Valuation Date.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of an Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to a Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

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In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. If the Notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.

We will not attempt to ascertain whether any of the entities whose stock is included in an Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in an Underlying and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in any Underlying is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$

Digital Dual Directional Buffered
Notes with Autocall Feature
Linked to the Least Performing of
the Equity Securities of Alphabet
Inc., Amazon.com, Inc. and
NVIDIA Corporation

February 10, 2025

Free Writing Prospectus

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Description of the Reference Asset	FWP-15
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17
Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58